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                                                                    EXHIBIT 99

     SS&C Completes Acquisition of Savid International Inc. and The Savid
               Group, Inc. Adds Windows-Based Derivative Product

BLOOMFIELD, Conn.--(BUSINESS WIRE)--April 13, 1998--SS&C Technologies, Inc. (Nasdaq: SSNC - news) announced today it has completed the acquisition of all of the shares of capital stock of two New York-based corporations, Savid International Inc. and The Savid Group, Inc. (Savid). The aggregate purchase price consisted of $821,500 in cash. The transaction will be accounted for as a purchase. The purchase agreement also provides for a future payment to be made to the former Savid shareholder contingent on the generation of certain revenues.

"This acquisition continues our strategy of acquiring brand-name investment management and accounting solutions to meet the needs of sophisticated international investment firms,'' commented SS&C's Chief Executive Officer, Bill Stone. "Combining with Savid is expected to deliver value by further enhancing CAMRA 2000, particularly in derivative Straight Through Processing. Savid should also increase SS&C's presence in the corporate treasury and banking markets.''

"SS&C is an industry leader, and combining with them will allow us to leverage our existing staff and products with SS&C's broad experience and resources,'' said Diane Cossin, Savid's President. "Our clients and prospects can be confident this move will strengthen our ability to support their needs, and offer them additional breadth of products and expertise.''

Under the terms of the agreement, Savid President Diane Cossin will become Director, Derivative Systems Development of SS&C, and Seth Singer, Savid's Vice President of Sales, will initially become Director, Product Marketing, Derivative Systems of SS&C, based on multi-year employment agreements.

Savid is a leading supplier of PC/LAN-based financial software specifically designed to help organizations manage their debt and derivative portfolios. The Savid System is a modularized application designed to process and analyze all activities related to debt and derivative portfolios: Swaps, Caps, Floors, Collars, FRAs, FX, Futures and Options, as well as the issuance of Short-, Medium-, and Long-Term Debt. Key markets include banks, corporate treasury, government agencies, and financial institutions.

With offices in the U.S., Canada, Europe, and Asia, SS&C is a leading provider of financial software solutions, services, and expertise to asset managers worldwide. SS&C primarily targets its products and services to large-scale, sophisticated investment enterprises who use the trading, accounting, reporting, and analysis solutions to manage, in aggregate, more than $1.5 trillion in assets. Full company information is located on the World Wide Web at http://www.ssctech.com.

Contact:

     SS&C Technologies, Inc.
     Peg Berry, 860-286-2251
     Cindy Lawrence, 212-303-7611